UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2020

Mirum Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38981	83-1281555
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

950 Tower Lane, Suite 1050 Foster City, California	94404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 667-4085

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	MIRM	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01Entry into a Material Definitive Agreement.

Revenue Interest Purchase Agreement

On December 8, 2020, Mirum Pharmaceuticals, Inc. (the “Company”) entered into a Revenue Interest Purchase Agreement (the “Revenue Interest Purchase Agreement”) with Mulholland SA LLC, an affiliate of Oberland Capital LLC (“Oberland Capital”), as agent for purchasers party thereto (the “Purchasers”), and the Purchasers, pursuant to which the Purchasers will pay $50.0 million not later than December 30, 2020, less certain transaction expenses. The Company may also be entitled to receive up to approximately $150.0 million in subsequent installments as follows: (i) $65.0 million if the U.S. Food and Drug Administration (“FDA”) has accepted for review the New Drug Application submitted by the Company for maralixibat as a treatment for pruritus due to Alagille syndrome (“ALGS”) on or prior to a specified date; (ii) $35.0 million if the FDA has approved maralixibat as a treatment for ALGS on or prior to a specified date; and (iii) up to $50.0 million at the option of the Purchasers to finance in-licenses or other acquisitions.

As consideration for such payments, the Purchasers will have a right to receive certain revenue interests (the “Revenue Interests”) from the Company based on annual net sales of the Company’s maralixibat product, once approved, which will be tiered payments (the “Revenue Interest Payments”) based on whether such annual net sales are (i) less than or equal to $350.0 million (“Tier 1”), (ii) exceeding $350.0 million and less than or equal to $1.1 billion (“Tier 2”), or (iii) exceeding $1.1 billion (“Tier 3”). The Revenue Interest Payments will initially be 9.75% (at Tier 1) and 2.00% (at Tier 2 and Tier 3) of such annual net sales in a specified territory (the “Covered Territory”); provided that (i) if the Purchasers have received Revenue Interest Payments in an amount equal to or greater than 110.0% of the total payments actually made by the Purchasers to the Company, exclusive of transaction expenses (the “Cumulative Purchaser Payments”), on or prior to December 31, 2026, the Revenue Interests shall be reduced to 2.00% at Tier 1 and 0.00% at Tier 3 for all subsequent calendar years beginning on January 1, 2027 and (ii) if the Purchasers have not received Revenue Interest Payments in an amount equal to or greater than 110.0% of the Cumulative Purchaser Payments on or prior to December 31, 2026, the Revenue Interests shall be increased for all subsequent calendar years beginning on January 1, 2027 to a single defined rate (with no separate tiers) that would have provided the Purchasers with an amount equal to 110.0% of the Cumulative Purchaser Payments on or prior to December 31, 2026 had such rate applied to Tier 1 of initial Revenue Interest Payments. The Purchasers’ rights to receive the Revenue Interest Payments shall terminate on the date on which the Purchasers have received Revenue Interest Payments of 195.0% of the Cumulative Purchaser Payments, unless the Revenue Interest Purchase Agreement is terminated earlier.

Under the Revenue Interest Purchase Agreement, the Company has an option (the “Call Option”) to terminate the Revenue Interest Purchase Agreement and repurchase future Revenue Interests at any time upon advance written notice. Additionally, the Purchasers have an option (the “Put Option”) to terminate the Revenue Interest Purchase Agreement and to require the Company to repurchase future Revenue Interests upon enumerated events such as a bankruptcy event, an uncured material breach, a material adverse effect or a change of control. The repurchase price to be paid by the Company will be, if the Call Option or the Put Option is exercised (i) solely in the case of exercise of the Put Option, on or prior to the first anniversary of the closing date (except pursuant to a change of control), 120.0% of the Cumulative Purchaser Payments; (ii) (a) in the case of the exercise of the Put Option on or prior to the first anniversary of the closing date, solely if a change of control has occurred, (b) in the case of the exercise of the Call Option on or prior to the first anniversary of the closing date or (c) in the case of the exercise of either the Put Option or the Call Option after the first anniversary of the closing date and on or prior to the third anniversary of the closing date, 175.0% of the Cumulative Purchaser Payments; and (iii) after the third anniversary of the closing date, 195.0% of the Cumulative Purchaser Payments; in each case of (i), (ii) or (iii), minus all Revenue Interest Payments made by the Company to the Purchasers prior to such date.

In addition, the Revenue Interest Purchase Agreement contains various representations and warranties, information rights, non-financial covenants, indemnification obligations and other provisions that are customary for a transaction of this nature. The Purchaser’s obligations to fund the scheduled installments are subject to certain customary conditions as set forth in the Revenue Interest Purchase Agreement.

The foregoing description of the material terms of the Revenue Interest Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Revenue Interest Purchase Agreement, a copy of which is filed herewith and incorporated herein by reference.

Common Stock Purchase Agreement

Concurrently with its entry into the Revenue Interest Purchase Agreement, the Company entered into a Common Stock Purchase Agreement (the “Stock Purchase Agreement”) with TPC Investments II LP, TPC Investments Solutions LP and TPC Investments Solutions Co-Invest LP, each of which is an affiliate of Oberland Capital. The Stock Purchase Agreement provides for the sale and issuance of an aggregate of 509,164 shares of the Company’s common stock (the “Shares”) at a price per share of $19.64, which represents the average of the daily volume weighted average price per share of the Company’s common stock for the 30 trading days ending on the trading date immediately preceding, but not including, the date of the Stock Purchase Agreement, for an aggregate purchase price of $10.0 million, the closing of which shall occur simultaneously with the closing of the transactions contemplated by the Revenue Interest Purchase Agreement, or at such other time as agreed by both parties, with funding to occur not later than December 30, 2020.

The foregoing description of the material terms of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Stock Purchase Agreement, a copy of which is filed herewith and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 under the heading “Revenue Interest Purchase Agreement” is incorporated by reference under this Item 2.03.

Item 3.02Unregistered Sales of Equity Securities.

The information contained in Item 1.01 under the heading “Common Stock Purchase Agreement” is incorporated by reference under this Item 3.02. The Shares were issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), contained in Regulation D promulgated under the Securities Act.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1#	Revenue Interest Purchase Agreement by and among the Registrant, the Purchasers from time to time party thereto and Mulholland SA LLC, dated December 8, 2020.
99.2	Common Stock Purchase Agreement by and among the Registrant, TPC Investments II LP, TPC Investments Solutions LP and TPC Investments Solutions Co-Invest LP, dated December 8, 2020.
#	Certain portions have been omitted because the Registrant has determined that the information is not material and would likely cause competitive harm to the Registrant if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mirum Pharmaceuticals, Inc.

Date: December 10, 2020	By:	/s/ Christopher Peetz
Christopher Peetz
President and Chief Executive Officer